UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant  to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2008

CYMER, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-21321	33-0175463
(State or jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

17075 THORNMINT COURT

SAN DIEGO, CALIFORNIA 92127

(Address of principal executive offices)

(858) 385-7300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On December 11, 2008, Nancy J. Baker informed us that she is resigning as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective December 19, 2008.

(c)                                  Our Board of Directors has appointed Paul B. Bowman to serve as our interim Chief Financial Officer, Treasurer and Secretary effective December 19, 2008.  Mr. Bowman who is 51 years old has been our Vice President of Investor Relations since May 2008.  From May 2006 until April 2008, Mr. Bowman served as the Chief Financial Officer of American Mold Guard, Inc., which was a NASDAQ listed company in the home services industry.  Mr. Bowman was employed at Applied Materials, Inc., a semiconductor equipment and services company, as Managing Director of Investor Relations from May 2003 to April 2006 and as Worldwide Manufacturing Controller from January 2002 to April 2003.  In connection with the commencement of his service as interim Chief Financial Officer, Mr. Bowman’s annual salary was increased to $310,000.  Mr. Bowman will also enter into our standard form of Indemnification Agreement for executive officers and directors.

(e)                                  On December 12, 2008, Ms. Baker entered into a Separation Agreement with us.  The Separation Agreement provides that Ms. Baker will be entitled to the continuation of her current salary for 12 months and the payment of her medical, dental and vision insurance premiums for up to 12 months.  To receive these benefits, Ms. Baker must execute a release and waiver form and cannot exercise her right to revoke the release and waiver within the prescribed minimum revocation period.  Pursuant to the Separation Agreement, the Amended and Restated Employment Agreement that Ms. Baker entered into with us effective November 6, 2008 will terminate upon the lapse of the prescribed minimum revocation period for the release and waiver.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYMER, INC.

	By:	/s/ Robert P. Akins
Date: December 17, 2008		Robert P. Akins
Chairman of the Board and Chief Executive Officer